Exhibit 99.(p)(17)

Shapiro Capital Management LLC	Code of Ethics

General Principles

The Code of Ethics is based on the principle that SCM’s employees, officers and directors (“Supervised Persons”) owe a fiduciary duty to SCM’s clients. This duty includes the obligation to conduct their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. In recognition of this duty, SCM hereby adopts the following general principles to guide the actions of its Supervised Persons:

•	Supervised Persons have the duty at all times to place the interests of SCM’s clients first.
•	Supervised Persons have the duty to conduct all personal securities transactions in a manner consistent with these procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.
•	Supervised Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client, or that otherwise brings into question the Supervised Person’s independence or judgment.
•	Each Supervised Person shall have and maintain knowledge of and shall comply with all applicable federal and state securities laws and all rules and regulations of any governmental agency or self-regulatory organization governing his/her actions as a Supervised Person.
•	Each Supervised Person must acknowledge the Code of Ethics and any amendments to the Code of Ethics.
•	Supervised Persons must promptly report any suspected violation of the Code of Ethics to the Compliance Officer.

Personal Securities Transactions

Purpose

The following procedures are designed to assist the Compliance Officer in detecting and preventing abusive trading practices such as “scalping” or “front running” and to highlight potentially abusive “soft dollar” or brokerage arrangements by SCM’s Access Persons, which are those officers, employees and contract workers that the Compliance Officer deems to meet the definition of “Access Person” under Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act. Currently, all officers and employees are deemed Access Persons.

Procedures

SCM will require an initial holdings report of Access Persons no later than 10 days after becoming an Access Person. In addition, an annual holdings report of Access Persons will be required. The reports will state the name of the Broker-Dealer and/or bank with whom the account was established. The annual report must provide the information required in the compliance reporting system about the securities owned by the Access Person and any account maintained with a Broker-Dealer and/or bank. Information on these reports must be current as of a date within 45 days prior to the date of the report.

SCM will require personal securities transactions reports of Access Persons no later than 30 days after the end of each calendar quarter. Quarterly transaction reports must contain all reportable transactions that occurred in the prior quarter and include the required information for each transaction as set forth in the compliance reporting system. Transactions may be transmitted directly from the broker dealer where the account is held to the compliance reporting system. Whether transactions are transmitted by a broker-dealer or entered into the system by an Access Person, each Access Person is required to certify their transactions at least quarterly.

Access Persons must request pre- clearance on personal securities transactions including but not limited to mutual funds sub-advised by SCM, exchange-traded funds (“ETFs”), initial public offerings (“IPOs”) and private placements. An Access Person must receive approval for their pre-clearance request before proceeding with the transaction. SCM may deny pre-clearance requests that conflict with a client’s trade order on the same day but may permit Access Persons to trade the security after the client trades are executed (or withdrawn).

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Shapiro Capital Management LLC	Code of Ethics

Discretionary Accounts

An Access Person may be exempt from the pre-clearance requirement for an account over which the Access Person has no direct or indirect influence or control for the investment decisions within the account. The account must be managed with full discretionary authority by a third-party investment professional other than SCM. For a discretionary account to qualify for the exemption, an Access Person must:

•	Report the account on their initial holdings report and obtain approval from the Compliance Officer to maintain the account.
•	Request approval to open any new discretionary account from the Compliance Officer.
•	Provide the Compliance Officer with proof of the fully discretionary nature of the account and contact information for your investment professional.
•	Report any discretionary accounts on their annual holdings report.
•	Complete an annual attestation that the Access Person had no discretion regarding any transaction made in the account and that the investment professional has made all investment decisions without informing the Access Person until after the transactions have been affected.

Exceptions

Exceptions to the reporting and pre-clearance requirements are as follows:

•	Transactions effected in any approved discretionary account (as defined above) do not require pre-clearance and are not required in quarterly reports. However, the holdings in discretionary accounts are reportable in initial and annual reports.
•	Transactions effected pursuant to an automatic investment plan, whereby regular periodic purchases or sales are made automatically according to a pre-determined schedule, can be omitted from quarterly reports, but the holdings are reportable. The initial automatic investment plan requires pre-clearance, but subsequent transactions that follow the plan are exempt from pre-clearance. As examples, a dividend reinvestment plan and payroll contributions within a retirement plan would be automatic investment plans.
•	Holdings and transactions of the following securities are exempt from pre-clearance and reporting:
•	direct obligations of the Government of the United States;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
•	shares of open-end mutual funds except for funds sub-advised by SCM or its affiliated advisers (“Reportable Funds”). A list of Reportable Funds is available in the compliance reporting system.

Notification of Reporting Obligation

Access Persons should inform the Compliance Officer when they are establishing a brokerage account so that SCM may request an electronic feed of holdings and transactions from the broker-dealer. Access Persons have a continuing obligation to report their personal holdings and transactions in a timely manner. Information compiled in SCM files is available for SEC inspection or other regulatory authorities at any time.

Reporting to Fund Boards of Directors

Annually, SCM will prepare a written report to the board of directors/trustees for any investment company managed by SCM that:

•	Describes any issues that have arisen under this Code of Ethics or its procedures since the latest report, including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations; and
•	Certifies to the board that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

SCM will also promptly notify any such boards of material changes to this Code of Ethics, so the changes can be approved within six months.

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Shapiro Capital Management LLC	Code of Ethics

Review

The Compliance Officer or a designee shall review all reported personal securities transactions to confirm:

•	proper pre-clearance by the Access Person and receipt of SCM’s approval; and
•	Access Person trades did not occur prior to SCM’s trades of the same security on behalf of clients without written approval by an SCM portfolio manager.

The Compliance Officer’s personal securities transactions shall be reviewed by a member of Firm Management.

If the Compliance Officer suspects that a Supervised Person has violated a Code of Ethics requirement, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Supervised Person an opportunity to explain why the violation occurred or did not occur.

If the Compliance Officer concludes that a Supervised Person has violated a Code of Ethics requirement, he or she shall submit a report of his or her investigation and recommendation on what steps should be taken to address such violation, including recommending a sanction(s) against the violator. The violation report shall be submitted to Louis Shapiro, unless the Compliance Officer determines that SCM’s Board of Directors should make the determination.

Training

At least annually, the Compliance Officer shall conduct a training seminar reviewing the requirements of the Code of Ethics and the required procedures for Access Persons.

Insider Trading

Policy

Supervised Persons are prohibited from acting upon, misusing or disclosing any material non- public information about a security issuer, known as inside information. The identification of inside information is complicated, and the consequences are serious. Any instances or questions regarding possible inside information must be immediately brought to the attention of the Compliance Officer, designated officer or senior management.

Procedures

SCM has adopted the following procedures to implement the firm’s Insider Trading Policy:

•	The Code of Ethics, including the Insider Trading Policy, is distributed to all Supervised Persons upon hire and annually, and requires a written acknowledgement by each Supervised Person.
•	All Access Persons must report their personal securities transactions for review by the Compliance Officer.
•	The Compliance Officer or a designated officer periodically reviews Access Persons’ personal securities transactions to detect potential insider trading.
•	All Access Persons must report to the Compliance Officer or a designated person all business, financial or personal relationships that may result in access to material, non-public information.
•	The Compliance Officer or a designated officer will promptly research all instances of potential inside information in the possession of SCM or one of its employees, officers or directors to determine appropriate actions, which may include restricting trading of the issuer’s securities by SCM and Access Persons.
•	The Firm’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.
•	The Compliance Officer or a designated officer will prepare a written report to management and/or legal counsel of any possible violation of the Firm’s Insider Trading Policy for the purpose of implementing corrective and/or disciplinary action.

Supervised Persons must contact the Compliance Officer if he or she becomes aware of an actual or potential Insider Trading Policy violation. Violations will result in disciplinary action and/or termination.

Restricted List

In the event that SCM is in possession of inside information regarding an issuer, it will take appropriate steps,including establishment of a restricted list, to prevent improper trading of the issuer’s securities by SCM and Access Persons.

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Shapiro Capital Management LLC	Code of Ethics

Access Persons are prohibited from personally, or on behalf of a client account, purchasing or selling securities on the restricted list. The restricted list shall be communicated to the portfolio management team to prevent trading on behalf of clients and ensure that pre-clearance requests by Access Persons are denied. The Compliance Officer shall monitor for any transactions involving securities on the Restricted List.

Certification

All new Supervised Persons will be provided with a copy of the Code and must initially certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) will report all personal holdings and transactions as required by the Code.

All Supervised Persons shall receive any amendments to the Code and must certify in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; and (iii) agreed to abide by the Code as amended.

All Supervised Persons must annually certify in writing that they have: (i) read and understood all provisions of the Code; (ii) complied with applicable requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Any questions or concerns regarding the Code and its requirements should be directed to the Compliance Officer. The Compliance Officer shall assist in explaining the Code to facilitate Supervised Persons’ understanding.

Outside Business Activities

An employee must notify SCM if they wish to be engaged in an outside business. An employee of SCM will be engaged in an outside business activity if he or she:

•	Serves as general partner, officer or employee of any business organization;
•	Receives compensation in any form from a business organization; or
•	Serves as a director of any business organization.

The Compliance Officer will review the information supplied by each employee seeking to engage in an outside business activity, including the nature and the extent of the outside business activity, and advise SCM senior management on any potential conflict of interest that could arise from the activity.

Approval of an outside business activity by SCM senior management shall be based upon a determination that the activity will not conflict with the interests of SCM and its clients, unless such conflict can be effectively mitigated and monitored. Known conflicts of interest from outside business activities will be documented by the Compliance Officer, monitored for effective mitigation and disclosed to clients as deemed appropriate.

Legal or Regulatory Proceedings

Any employee shall immediately notify the Compliance Officer if he or she becomes the subject of a securities-related action involving:

•	An investigation or governmental proceeding;
•	Any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;
•	Any litigation or arbitration;
•	Any bankruptcy proceedings;
•	Any civil litigation; or
•	Any arrest, summons, subpoena, indictment or conviction for a criminal offense.

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Shapiro Capital Management LLC	Code of Ethics

When giving notice of a legal or regulatory proceeding, the following information should be provided, and the employee shall cooperate with SCM’s information requests:

•	Parties involved;
•	Court or arbitration forum; and
•	Nature of the proceeding.

Business Communication Standards

Employees using SCM’s electronic communication systems must follow appropriate business communication standards. Employees may not send or receive communications that are inappropriate, obscene, discriminatory, threatening or otherwise offensive.

Gift and Entertainment Policy

“Gifts” are items of value that a third-party provides to an employee of SCM (or SCM to them) for the employee’s consumption or enjoyment. Examples include: flowers, food/beverage, and tickets to a sporting event that is not a business entertainment event.

“Entertainment” occurs when the giver participates with the recipient in the enjoyment of the event, such as a meal, sporting event attendance or playing golf.

•	Entertainment is appropriate only when it is used to foster and promote business relationships for the firm.
•	An employee must obtain prior permission from his or her supervisor to provide a gift or entertainment that exceeds $500 in value.
•	Employees must report a gift or entertainment event that exceeds $300 in value to his or her supervisor.
•	Employees may not solicit any gift or entertainment.
•	An employee may not accept cash or a gift card/certificate.
•	Excessive gift giving or entertainment activity is prohibited.
•	An employee may not accept any gift or entertainment that might influence his or her investment decisions or that might make the employee feel obligated to any person or firm.
•	Gifts and entertainment received from broker-dealers present potential conflicts of interest for SCM, so receipt of any such items, other than promotional items, must be approved by Louis Shapiro.

Political Contributions

SCM’s policies on campaign contributions and solicitations are designed to ensure that SCM complies with applicable restrictions and limits on political contributions and gifts made by employees to any officeholders, candidates for office, and political action committees throughout the world.

In connection with the foregoing principles, SCM does not permit any Supervised Persons to make contributions to public pension fund officials.

Supervised Persons engaged in personal political activity (e.g., election campaign work, solicitation of contributions) that are not prohibited by this Code of Ethics must not attribute such activity to SCM. SCM’s name, facilities, property and resources (including its e-mail system) may not be used in connection with any political activities.

Contributions by a Supervised Person or his/her family members in the same household that are over $250.00 to any political organization or candidate must be disclosed to, and approved by, the Compliance Officer in order to verify that there are no conflicts of interest. The $250 reporting threshold applies in aggregate to household contributions and is per election.

New Supervised Persons will be required to disclose to the Compliance Officer contributions over $250 to any political organization made by such Supervised Persons within two years prior to joining SCM or such longer period of time as may be determined by the Compliance Officer.

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